CINCINNATI FINANCIAL CORPORATION

2006 INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED GRANT

CINCINNATI FINANCIAL CORPORATION (the “Company”) hereby grants to the associate identified below (the “Participant”) an award in the form of a cash bonus in the amount indicated below under the Company's 2006 Incentive Compensation Plan (the “Plan”), to be payable only upon achievement of two of the three performance targets specified below during the performance period specified below.

Note:  This award is subject to reduction by the compensation committee in the exercise of its negative discretion (within the meaning of the applicable rules of the Internal Revenue Service under Section 162(m) of the Internal Revenue Code) as to part or all of any award otherwise earned upon achievement of the specified performance targets.

 This award is forfeited if the Participant’s employment terminates for any reason during the performance period specified below and is subject to the terms of the “Award Information” section below, all in accordance with and subject to the terms and conditions of the Plan, which the Participant expressly accepts.

AWARD INFORMATION:

Participant Name:  _______________________________________

Award Amount:  $____________

Award Date:  ______________________________________, 20__

Performance Period:  Calendar Year Ending December 31, 20__

Performance Targets

1)  Increase in Operating Income*

___ Percent

2)  Increase in Gross Direct Written Premium*

___ Percent

3)  Exceed median annual percentage increase in earnings per share for Peer Group*

*As defined by the Plan

IN WITNESS WHEREOF, this 2006 Incentive Compensation Plan Award has been duly executed as of the Award Date specified above.

CINCINNATI FINANCIAL CORPORATION

By:  ______________________________________

ACCEPTED:

___________________________________________

Participant